PERFECTENERGY INTERNATIONAL LIMITED Address: 479 YouDong Road, Xinzhuang Town Minhang District, Shanghai 201100 Tel: +86 21 5488 0958 Fax: +86 21 5488 8364 Web: www.perfectenergy.com.cn

PERFECTENERGY INTERNATIONAL LIMITED
SALARY ADJUSTMENT LETTER

                 25 March, 2011

Dear Mr. Jack Li,

We’re pleased to inform you that with effective from November 2010, your base salary has been adjusted to RMB68,000 per month.

In addition to that, you’ll received a discretional bonus compensation arrangement for the current fiscal year of 2011, which will be a portion of performance-based bonus on the net profits realized by the Company during its current fiscal year, with a minimum guaranteed aggregate bonus payment of US$75,000 and maximum of US$250,000.

Thanks for your contribution to the Company.

/s/ Edward Zhuang
Edward Zhuang, Chief Financial Officer